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                                                                    Exhibit 99.1

                                   OPTIMUMCARE
                                   CORPORATION

COMPANY CONTACT:
Ed Johnson, Chairman & CEO
(888) 448-1848
www.optimumcare.com                                        FOR IMMEDIATE RELEASE


                    OPTIMUMCARE ANNOUNCES WRITE-OFFS TO 2001


Laguna Niguel, California, January 23, 2002---OPTIMUMCARE CORPORATION (OTC:
BB-OPMC) today announced write-offs of $1,090,000 to 2001 operating results.

"The write-offs relate to two separate issues," said Edward A. Johnson, Chairman & CEO of OptimumCare.

"The first issue relates to our attempt to start an online therapy website. During the fourth quarter of 2000, we entered into a contract with an e-commerce company to build, maintain and host a website which was intended to offer on-demand, one-to-one therapy 24 hours a day, 7 days a week to people in need of help via real-time counseling and secure e-mail. Early in 2001, we focused on recruiting qualified professionals to service the site. In the third quarter of 2001, the e-commence company ceased operations and we began to seek an alternative software host company. Given the recent poor operating performance of many of start-up internet ventures, our management has decided not to further pursue this line of business. As a result, during the fourth quarter of 2001, we have expensed $380,000 which was previously capitalized as software."

"The second issue relates to the reversal of management fees recognized with respect to our partial hospitalization contract with a community mental health center (CMHC). During December 2000, we entered into a contract with the CMHC. During 2001 program census increased and payments from the CMHC were slow, but steady. On November 21, 2001, the CMHC received notice from the Health Care Financing Administration (HCFA) that HCFA was significantly reducing the cost to charge ratio used to compute a large portion of the CMHC's interim reimbursements. In addition, HCFA retroactively applied this adjustment to the cost reporting year ended June 30, 2000. As a result, HCFA determined that the CMHC owed HCFA approximately $212,000 and has withheld all payments to the CMHC. We have received no payment on accounts receivable since November 30, 2001. The CMHC owes us $710,000 in unpaid management fees at December 31, 2001. Given the reduction in the CMHC's interim reimbursement rate, our management does not believe that the CMHC will have the ability to pay the management fees originally contracted for in December 2000."


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"We believe that there is a need for this type of program in the area in which the program is located. We are confident that HCFA will eventually concur with this assessment. It is likely that the CMHC will have to go through the appeals process to get a reimbursement rate that is fair and equitable. However, we cannot continue to recognize revenues at current contracted rates."

"We have made the decision to reverse $710,000 of revenue recognized in 2001 that remains unpaid and to recognize future revenues as they are collected."

"Despite these write-offs, our working capital position is not impaired. We presently have cash balances in excess of $1,600,000 and no bank debt. Prior to these write-offs, we had expected to report net income for the year ended December 31, 2001 which was substantially higher than reported for the prior year."

Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation today provides a wide range of inpatient and outpatient behavioral health services through a network of affiliated hospitals, medical centers and community mental health centers.